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                                                                     EXHIBIT 4.8

                            RPSA SUPPLEMENT AGREEMENT

     THIS RPSA SUPPLEMENT AGREEMENT (this "Supplement") is entered into as of December 20, 2002, among Blue Hill II, Inc. ("Blue Hill"), Liberty Street Funding Corp. (the "New Conduit Purchaser"), The Bank of Nova Scotia (the "New Committed Purchaser", and together with the New Conduit Purchaser, the New Purchasers"), and The Bank of Nova Scotia (the "New Purchaser Agent"), and is consented to by General Electric Capital Corporation ("GECC") as administrative agent (in such capacity, the "Administrative Agent") and each of the existing "Purchasers" set forth on the signature pages hereto ("Existing Purchasers").

     Reference is made to the Amended and Restated Receivables Purchase and Servicing Agreement, dated as of December 20, 2002 (as the same may be amended, restated, supplemented and otherwise modified from time to time, the "Purchase Agreement") among Blue Hill as seller, AmerisourceBergen Drug Corporation, as successor by merger to Bergen Brunswig Drug Company, as servicer, Redwood Receivables Corporation ("Redwood") as a conduit purchaser, the financial institutions from time to time party thereto as conduit purchasers ("Conduit Purchasers"), committed purchasers ("Committed Purchasers") and purchaser agents ("Purchaser Agents"), and GECC as a Committed Purchaser, as a Purchaser Agent, and as administrative agent for the Conduit Purchasers, the Committed Purchasers and the Purchaser Agents. Capitalized terms used but not otherwise defined herein have the meanings given to such terms in Amended and Restated Annex X to Sale and Contribution Agreement and Amended and Restated Receivables Purchase and Servicing Agreement dated as of December 20, 2002 (as the same may be amended, restated, supplemented and otherwise modified from time to time, "Annex X").

                             Preliminary Statements

          A. Upon the Restatement Effective Date, the Maximum Purchase Limit under the Purchase Agreement shall be increased by $250,000,000 to be $700,000,000.

          B. Blue Hill desires that the New Purchasers become parties to the Purchase Agreement in order to make Purchases of Transferred Receivables thereunder in connection with the increased Maximum Purchase Limit.

          C. The New Purchasers desire to become parties to the Purchase Agreement.

          D. Pursuant to Section 14.08(b) of the Purchase Agreement, Blue Hill may add additional Persons as "Purchasers" to the Purchase Agreement.

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereto agree as follows:

          1. Upon the terms and conditions set forth in the Purchase Agreement, the New Purchasers agree to become Purchasers thereunder, the New Purchaser Agent agrees to become a Purchaser Agent thereunder, and the New Committed Purchaser agrees to undertake a Commitment in the amount set forth under its signature hereto.

          2. Blue Hill represents and warrants that (a) all of the representations and warranties of it contained in the Purchase Agreement and the other Related Documents are true and correct in all respects on and as of the Effective Date hereof, as if then made (other than representations and

                                                         The Bank of Nova Scotia
                                                       RPSA Supplement Agreement

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warranties which expressly speak as of a different date, which shall be true and correct in all material respects as of that date); and (b) no Termination Event or Incipient Termination Event has occurred and is continuing or will result after giving effect to this Supplement.

          3. Each of the New Purchasers (a) represents and warrants to Blue Hill and to the Administrative Agent that independently and without reliance upon the Administrative Agent, the Purchaser Agents, or any other Purchaser and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of Blue Hill, the Servicer or the Originator, and the Receivables and its own decision to enter into the Purchase Agreement and to take, or omit, action under any Related Document; (b) confirms that it has received a copy of the Purchase Agreement and the Sale and Contribution Agreement, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement; (c) appoints the Purchaser Agent as its agent to take such action on each such New Purchaser's behalf and to carry out such functions under the Purchase Agreement and the other Related Documents as are delegated to the Purchaser Agent by the terms thereof, or are reasonably incidental thereto; (d) appoints the Administrative Agent as its agent to take such action on each such New Purchaser's behalf and to carry out such functions under the Purchase Agreement and the other Related Documents as are delegated to the Administrative Agent by the terms thereof, or are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Purchase Agreement are required to be performed by it as a Committed Purchaser or a Conduit Purchaser, as applicable; and (f) specifies as its address for notices the office set forth beneath its name on the signature pages hereof.

          4. Schedule I hereto, and made a part hereof, sets forth additional terms and conditions that will apply specifically to the New Purchasers in their capacities as a Purchasers under the Purchase Agreement.

          5. The effective date for this Supplement shall be the date on which
(a) Blue Hill and each member of the New Purchasers' Purchaser Group receive this Supplement executed by the parties hereto; (b) all conditions set forth in
Section 14.08(b) have been satisfied, including, without limitation, obtaining the consent of the Administrative Agent and each of the other Purchasers; (c) the Administrative Agent receives counterparts of this Supplement executed by each of the parties hereto; and (d) the Restatement Effective Date occurs (the "Effective Date").

          6. From and after the Effective Date, (a) each of the New Purchasers shall become a party to the Purchase Agreement as a Committed Purchaser and/or a Conduit Purchaser, as applicable, for all purposes, shall have the rights and obligations of a Committed Purchaser and/or a Conduit Purchaser, as applicable, thereunder as if an original party thereto; (b) the New Purchase Agent shall become a party to the Purchase Agreement as a Purchaser Agent, for all purposes, and shall have the rights and obligations of a Purchaser Agent thereunder as if an original party thereto.

          7. Each party hereto covenants and agrees that, from and after the Effective Date and until the date one year plus one day following the date on which the Commercial Paper with the latest maturity has been indefeasibly paid in full in cash, it will not, directly or indirectly, institute or cause to be instituted against any Conduit Purchaser or any Committed Purchaser any proceeding of the type referred to in Sections 9.01(c) and 9.01(d) of the Purchase Agreement. This Section 7 shall survive the termination of this Supplement.

                                                         The Bank of Nova Scotia
                                                       RPSA Supplement Agreement

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          8.  THIS SUPPLEMENT, AND ALL MATTERS OF CONSTRUCTION, VALIDITY AND
PERFORMANCE HEREOF, SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

          9. This Supplement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

          10. If any one or more of the covenants, agreements, provisions or terms of this Supplement shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions, or terms shall be deemed severable from the remaining covenants, agreements, provisions, or terms of this Supplement and shall in no way affect the validity or enforceability of the other provisions of this Supplement.

          11. This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

          12. This Supplement shall be binding on the parties hereto and their respective successors and assigns.

                                      * * *

                                                         The Bank of Nova Scotia
                                                       RPSA Supplement Agreement

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     IN WITNESS WHEREOF, the parties hereto have caused this RPSA Supplement
Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

BLUE HILL II, INC.                      LIBERTY STREET FUNDING CORP., as New
                                        Conduit Purchaser


By: ______________________________      By: ____________________________________
      Name:                                   Name:
      Title:                                  Title:

                                        Address for Notices:
                                              Name:
                                              Address:
                                              Attention:
                                              Telephone:
                                              Facsimile:



THE BANK OF NOVA SCOTIA, as New
Committed Purchaser and New
Purchaser Agent


By: ______________________________
      Name:
      Title:

Commitment: $250,000,000

Address for Notices:
      Name:
      Address:
      Attention:
      Telephone:
      Facsimile:

                                Signature Page to
                             The Bank of Nova Scotia
                            RPSA Supplement Agreement

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ACKNOWLEDGED AND AGREED:

GENERAL ELECTRIC CAPITAL CORPORATION,
as Administrative Agent


By: ____________________________________
      Name:
      Title: Duly Authorized Signatory


GENERAL ELECTRIC CAPITAL CORPORATION,
as a Committed Purchaser and a Purchaser Agent


By: ____________________________________
      Name:
      Title: Duly Authorized Signatory


REDWOOD RECEIVABLES CORPORATION,
as a Conduit Purchaser


By: ____________________________________
      Name:
      Title: Assistant Secretary

                                Signature Page to
                             The Bank of Nova Scotia
                            RPSA Supplement Agreement

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                                                  Schedule I to Exhibit 14.08(b)
                                                           to Purchase Agreement
New Committed Purchaser's Commitment:        $250,000,000

New Purchasers' Purchaser Group Commitment:  $250,000,000


Additional Terms and Conditions:
-------------------------------

     Notwithstanding anything to the contrary in the Purchase Agreement, when used in the Purchase Agreement in connection with the New Purchasers, the New Purchaser Agent, The New Purchasers' Purchaser Group, the New Committed Purchaser's Commitment, the New Purchasers' Group Commitment or the New Purchasers' Capital Investment, the following terms shall have the meanings set forth below:

     "Committed Purchaser Daily Yield Rate" shall mean, with respect to the Committed Purchaser who is The Bank of Nova Scotia, for any day during a Settlement Period, (a) the weighted average Scotia Yield Rates applicable to such Committed Purchaser's Capital Investment on such day, weighted by such Committed Purchaser's outstanding Capital Investment, divided by (b) 360.

     "Committed Purchaser Expiry Date" shall mean, with respect to the Committed Purchaser who is The Bank of Nova Scotia, February 28, 2003, as such date may be extended from time to time in accordance with Section 2.13(a) of the Purchase Agreement.

     "Scotia Yield Rate" shall mean, with respect to the Capital Investment of the Committed Purchaser who is The Bank of Nova Scotia, for any day during a Settlement Period, (a) if the LIBOR market is closed, or if such Committed Purchaser's Purchaser Agent determines that it is illegal for the Committed Purchaser to make Purchases accruing interest at a rate based upon LIBOR, the sum of (i) the rate of interest most recently announced by The Bank of Nova Scotia at its office in New York, New York as its prime rate, such rate to change as and when such designated rate changes (with the understanding that such rate may merely serve as a basis upon which effective rates of interest are calculated for loans making reference to such prime rate and that such rate is not necessarily the lowest or best rate at which The Bank of Nova Scotia calculates interest or extends credit) plus (ii) the Used Commitment Fee (as such term is defined in such Committed Purchaser's Purchaser Group Fee Letter) plus (iii) if a Termination Event has occurred and is continuing, the Daily Default Margin, or (b) the sum of (i) LIBOR plus (ii) the Used Commitment Fee (as such term is defined in such Committed Purchaser's Purchaser Group Fee Letter) plus (iii) if a Termination Event has occurred and is continuing, the Daily Default Margin.

     "Conduit Purchaser Daily Yield Rate" shall mean, with respect to the Conduit Purchaser who is Liberty Street Funding Corp., on any day, the floating per annum rate equal to the sum of (a) the Used Commitment Fee (as defined in such Conduit Purchaser's Purchaser Group Fee Letter) plus (b) if a Termination Event has occurred and is continuing, the Daily Default Margin plus (c) the weighted average cost (as determined by such Conduit Purchaser's Purchaser Agent and which shall include commissions of placement agents and dealers, incremental carrying costs incurred with respect to Commercial Paper maturing on dates other than those on which corresponding funds are received by such

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Conduit Purchaser, other borrowings by such Conduit Purchaser (other than under any Program Document) and any other costs associated with the issuance of Commercial Paper) of or related to the issuance of Commercial Paper that are allocated, in whole or in part, by such Conduit Purchaser or such Conduit Purchaser's Purchaser Agent to fund or maintain such Conduit Purchaser's Capital Investment (and which may also be allocated in part to the funding of other assets of such Conduit Purchaser); provided, however, that if any component of such rate is a discount rate, in calculating the "Conduit Purchaser Daily Yield Rate", such Conduit Purchaser's Purchaser Agent shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum; provided, further, that if any Conduit Purchaser other than Liberty Street Funding Corp. elects not to make a Purchase under
Section 2.01(a) of the Purchase Agreement for any reason other than solely because another Conduit Purchaser elects not to make a Purchase pursuant to such Section, the rate set forth in item (c) of this definition shall be the Committed Purchaser Daily Yield Rate for the Committed Purchaser who is The Bank of Nova Scotia.

     "LIBOR" shall mean, with respect to the Committed Purchaser who is The Bank of Nova Scotia, for any Settlement Period, (a) the interest rate per annum shown on the BBAM page of the Bloomberg Financial Markets Services Display Screen or any successor page as the average British Bankers' Association Interest Settlement Rate for deposits in Dollars with a period comparable to such Settlement Period and for delivery on the first day of such Settlement Period, as of 11:00 a.m. (London time) two Business Days prior to the first day of such Settlement Period, or (b) if the screen described in clause (a) above shall cease to be publicly available, the interest rate per annum shown on page 3750 of the Dow Jones & Company Telerate screen or any successor page as the composite offered rate for London interbank deposits with a period comparable to such Settlement Period, as shown under the heading "USED" at 11:00 a.m. (London time) two Business Days prior to the first day of such Settlement Period, or (c) if the rates in clauses (a) and (b) shall cease to be publicly available, the average interest rate per annum offered to such Committed Purchaser's Purchaser Agent in the interbank market for Dollar deposits of amounts in funds comparable to the principal amount of such Committed Purchaser's Capital Investment to which such LIBOR is to be applicable with maturities comparable to the Settlement Period for which LIBOR will apply as of approximately 1:00 p.m. (New York time) two Business Days prior to the commencement of such Settlement Period. The LIBOR shall be set using five decimal places.